EXHIBIT 10.4
FIRST AMENDMENT TO
CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT
     This First Amendment to the Chief Executive Employment Agreement (“Amendment”) is entered into on December 15, 2009 with effect as of December 1, 2009 by and between LifeVantage Corporation, a Colorado corporation (the “Company”), and DAVID W. BROWN (“Employee”), with respect to the following facts:
     A. The Company and Employee are parties to that certain Chief Executive Employment Agreement dated as of January 10, 2008 (the “Agreement”).
     B. The Company and Employee now desire to amend the Agreement on the terms and conditions contained in this Amendment as permitted by Section 9(b) of the Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained in this Amendment, and intending to be legally bound, the Company and Employee agree as follows:
1. Amendments.
     1.1 Term. Section 1(a) of the Agreement is amended by replacing “December 31, 2010” with “December 31, 2011”. Section 1(b) of the Agreement is deleted in its entirety.
     1.2 Compensation. Section 3(a) of the Agreement is deleted in its entirety and replaced with the following:
     (a) Base Salary. Commencing December 1, 2009 through December 31, 2010, the Company shall pay Employee a monthly base salary equal to the greater of (i) 1.5% of the Company’s Total Net Sales (as defined below) earned by the Company for the prior calendar month or (ii) any minimum salary amount required by applicable state law (currently, such monthly minimum for California is $2,773.34). “Total Net Sales” means total net sales earned by the Company from its operations for a calendar month as determined by the Company in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) consistently applied. For calendar year 2011, the Company and Employee shall agree, by no later than December 15, 2010, to a monthly base salary that will be no less than $20,000 per month provided however that if the parties do not timely agree then the monthly base salary shall be $20,000 per month commencing as of January 1, 2011 which shall be paid in accordance with the Company’s standard payroll practices. For purposes of Section 6 below with respect to any severance amounts, Employee’s then-current base salary or base salary shall be deemed to be $20,000 per month for any Termination Dates that occur between December 1, 2009 through December 31, 2010.
     1.3 Annual Bonus. Section 3(b) of the Agreement is deleted in its entirety.

     1.4 Long Term Incentive. Section 3(c) of the Agreement is amended by adding a new subsection (v) to read in its entirety as follows:
“(v) All outstanding equity compensation awards (including without limitation the Options and Special Option) held by Employee as of the effective date of the First Amendment to this Agreement will cease vesting until such time as the Company achieves the “Cash Flow Milestone” (as defined below) (the “New Vesting Date” as defined below) and provided that Employee is still employed by the Company as of the New Vesting Date. Upon the New Vesting Date, the vesting of all of Employee’s outstanding equity compensation awards shall resume vesting in accordance with their original vesting schedules and any portion of such awards which did not vest because of this subsection (v) shall become vested and exercisable as of the New Vesting Date. The Employee understands and agrees that as a result of this subsection (v), some portion of his stock options which may have been incentive stock options (“ISOs”) within the meaning of Internal Revenue Code Section 422 may cease to be ISOs as of such New Vesting Date under applicable ISO tax regulations. The Company and Employee agree that the vesting schedule and terms of any equity compensation award agreement between the Company and Employee are hereby amended to comply with the terms of this Section 3(c)(v) of this Agreement. The “Cash Flow Milestone” shall mean that the Company has achieved positive Net Cash provided by Operating Activities for each of three consecutive calendar months as determined by the Company in accordance with GAAP consistently applied. The New Vesting Date shall be the date that is thirty days after the initial occurrence (if any) of the Company achieving the Cash Flow Milestone after the effective date of the First Amendment to this Agreement. The provisions of this Section 3(c)(v) shall survive termination or expiration of this Agreement but shall not survive termination of Employee’s employment for any reason.”
     1.5 Expenses and Benefits. Due to their being entirely satisfied, Sections 4(f) and 4(g) of the Agreement are each deleted in their entirety and replaced with the following: “[Reserved].”
     1.6 Taxes. Section 5 of the Agreement is amended by replacing “Sections 4(f) and 9(c)” with “Section 9(c)”.
     1.7 Termination. Section 6(a)(iii) of the Agreement is amended by appending the following new sentence to the end of such subsection. “Employee must resign his employment for Good Reason within 90 days after the expiration of the Company’s 30 day cure period in which the Company failed to cure or remedy the Good Reason event(s) or else Employee will have waived his ability to resign for Good Reason with respect to such events.”
Section 6(a)(iv)(C)(1) of the Agreement is deleted in its entirety and replaced with the following: “[Reserved].”

Section 6(a)(iv)(C)(2)(x) of the Agreement is amended by inserting “an aggregate total equal to one year of” before “Employee’s”.
Section 6(c)(ii)(C)(x) of the Agreement is amended by inserting “an aggregate total equal to six months of” before “Employee’s”.
Section 6(d) of the Agreement is deleted in its entirety and replaced with the following: “[Reserved].”
Section 6(h) of the Agreement is amended by appending the following new sentence to the end of such subsection. “Such release must be executed by Employee and delivered to the Company (and not revoked by Employee) within fifty (50) days following his Termination Date (but not before his Termination Date) or else no severance benefits of any kind will be provided to Employee under this Agreement. Since no severance benefits can be provided until after the effective date of the release then, notwithstanding anything to the contrary and subject to Section 6(i), any initial cash severance installment payment will not be made until the 60th day after the Termination Date.”
Section 6(i) of the Agreement is deleted in its entirety and replaced with the following. “If upon Employee’s “separation from service” within the meaning of Internal Revenue Code Section 409A (“409A”), he is then a “specified employee” (as defined in 409A), then solely to the extent necessary to comply with 409A and avoid the imposition of taxes under 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to 409A payable as a result of and within six (6) months following such separation from service until the earlier of (i) the first business day of the seventh month following the Employee’s separation from service, or (ii) ten (10) days after the Company receives written notification of the Employee’s death. Any such delayed payments shall be made without interest. In addition, to the extent required by 409A, any expense reimbursement payments to Employee must be made by no later than the end of Employee’s taxable year following the taxable year in which the expense is incurred. Such reimbursement or in-kind benefit rights may not be subject to liquidation or exchange for another benefit.”
     1.8 Rights Upon A Change in Control. Section 8(a) of the Agreement is amended by appending the following new sentences to the end of such subsection. “For purposes of this Section 8, Employee’s employment shall be terminated as of the Termination Event. In the event that it is determined that any payment or distribution of any type to or for Employee’s benefit made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Internal Revenue Code or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Internal Revenue Code Section 4999 or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions or benefits shall be payable either: (i) in full; or (ii) as to such lesser amount which would result in no portion of such payments or distributions or benefits being subject to the Excise Tax. Employee shall receive the greater, on an after-tax basis, of (i) or (ii) above. Unless Employee and the Company agree otherwise in writing, any determination required under this Section 8 shall be made in writing by a qualified independent accountant selected by the Company (the “Accountant”) whose determination shall be conclusive and binding. Employee and the Company shall furnish the Accountant such documentation and documents as the Accountant may reasonably request in order to make a determination.”
2. Effect on Agreement. Except as expressly modified by this Amendment, all terms, conditions and provisions of the Agreement shall continue in full force and effect (and all section numbering in the Agreement shall remain unchanged except as expressly provided in this Amendment). In the event of a conflict between the terms and conditions of the Agreement and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail.
3. Entire Agreement. The Agreement, as amended by this Amendment, constitutes the complete and exclusive statement of the agreement between the parties, and supersedes all prior proposals and understandings, oral and written, relating to the subject matter contained herein. This Amendment shall not be modified or rescinded except in a writing signed by the parties.
4. Counterparts. This Amendment may be executed in multiple counterparts and may be delivered by facsimile transmission or by electronic mail in portable document format (“PDF”) or other means intended to preserve the original graphic content of the signature. Each such facsimile or PDF counterpart shall constitute an original, and all of which, taken together, shall constitute one instrument.
     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the date first written above.

LifeVantage Corporation
By:
	Name:	Jack R. Thompson
	Title:	Chairman of the Board

David W. Brown